EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2007 (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R)  and SFAS No. 158 as of December 31, 2006) accompanying the consolidated financial statements and our report dated March 9, 2007 on management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of KNBT Bancorp, Inc. and subsidiaries as of and for the year ended December 31, 2006 which are incorporated by reference in this National Penn Bancshares, Inc. Registration Statement and Prospectus.  We hereby consent to the incorporation by reference of the aforementioned reports in the National Penn Bancshares, Inc. Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
October 8, 2007